SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

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Filed by a Party other than the Registrant  [   ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[x]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

ALLIANT ENERGY CORPORATION
(Name of Registrant as Specified in its Charter)

WISCONSIN POWER AND LIGHT COMPANY
(Name of Registrant as Specified in its Charter)

____________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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This combined Schedule 14A is separately filed by Alliant Energy Corporation and Wisconsin Power and Light Company.

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
P.O. Box 77007
Madison, WI 53707-1007
www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact: Scott R. Smith (608) 458-3924
Investor Relations Contact: Becky Johnson (608) 458-3267

DAVIS ANNOUNCES TRANSITION PLANS, HARVEY ELECTED CEO

MADISON, Wis. – May 4, 2005 – Erroll B. Davis, Jr., 60, Chairman and Chief Executive Officer of Alliant Energy (NYSE: LNT), announced today he will step down from his position as Chief Executive Officer July 1, 2005, and retire from the Board of Directors no later than the 2006 annual meeting. Mr. Davis will continue to serve as Chairman of the Board. Davis has served almost 27 years with Alliant Energy and its predecessor company, WPL Holdings.

As part of Alliant Energy’s succession plan, the Board of Directors today elected William D. Harvey, 56, as President and Chief Executive Officer, effective July 1, 2005. “Bill’s transition to CEO is consistent with the plan the Board put in place in January of 2004 reflecting the culmination of two years of planning.” said Davis. “This transition and the excellent team supporting Bill reflect the quality and depth of management we have in place at Alliant Energy.”

Davis joined the former Wisconsin Power and Light Co. in 1978 as Vice President-Finance. In 1984, he was promoted to Executive Vice President and was elected to the Board of Directors. He was then named President in 1987 and Chief Executive Officer in 1988. In 1990, he also became President and CEO of WPL Holdings, the parent company of WP&L. Prior to joining WP&L, he was on the corporate financial staffs of Ford Motor Co. and Xerox Corp.

In April 1998, Davis became the first President and CEO of Alliant Energy, a company formed as the result of a three-way merger between IES Industries, Inc., Interstate Power Co., and WPL Holdings, Inc. He became Chairman of the Board in April 2000. A native of Pittsburgh, PA, Davis has a B.S. in Electrical Engineering from Carnegie Mellon University and a MBA in Finance from the University of Chicago.

Davis is a member of the Board of Directors of the Edison Electric Institute and was Chair from June 2002 – June 2003. He also serves on the Boards of the Electric Power Research Institute, The Conference Board, and is a member of the Federal Reserve Bank of Chicago Advisory Board as well as the American Society of Corporate Executives where he serves as Chair. Davis is a Life Member and former Chairman of the Board of Trustees of Carnegie Mellon University and served on the University of Wisconsin System Board of Regents from 1987 – 1994.

Davis is a member of the Boards of Directors of BP p.l.c., PPG Industries, Union Pacific Corp., and the United States Olympic Committee.

(more)

Davis Announces Transition Plans, Harvey Elected CEO

Harvey was elected President and Chief Operating Officer of Alliant Energy in January 2004. He was appointed to the Board of Directors in January, 2005.

Harvey joined WPL Holdings in 1986 as Vice President and Associate General Counsel. Since that time, he has successfully held a variety of positions including General Counsel and head of Gas Operations and Senior Vice President in charge of power production, gas operations, legal affairs and administrative services. Upon the formation of Alliant Energy in 1998, he was elected Executive Vice President in charge of generation and President of WP&L.

Prior to joining WPL Holdings, Harvey was in private legal practice in Madison, WI. A native of Sun Prairie, WI, Harvey received a B.A. in Economics and a Juris Doctorate from the University of Wisconsin-Madison.

Harvey serves on the Boards of the Meriter Foundation, Wisconsin Manufacturers and Commerce, the American Transmission Company, and the University of Wisconsin — Extension Board of Visitors.

Alliant Energy Corporation is an energy-services provider with subsidiaries serving more than three million customers. Providing its customers in the Midwest with regulated electricity and natural gas service remains the company’s primary focus. Alliant Energy’s domestic utility subsidiaries, Interstate Power and Light and Wisconsin Power and Light, serve 982,000 electric and 416,000 natural gas customers. Other business platforms include the international energy market and non-regulated domestic generation. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the company’s Web site at www.alliantenergy.com.

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